SENIOR EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS SENIOR EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made and entered into effective as of _________________, 2015 (the “Effective Date”), by and between Providence and Worcester Railroad Company, a corporation organized under the laws of the State of Rhode Island (the “Railroad”) and [_______________] (the “Executive”).  The Railroad and the Executive are together referred to herein as the “parties,” or each may be referred to individual as a “party.”

WHEREAS, the Executive serves as [___________] for the Railroad; and

WHEREAS, the Railroad believes that it is in the best interests of the Railroad and its shareholders to provide the Executive with an incentive to continue his employment and to maximize the value of the Railroad upon a change of control for the benefit of its shareholders; and

WHEREAS, the parties hereto seek to set forth the terms of certain severance benefits to be granted to the Executive upon a change in control event.

IT IS MUTUALLY AGREED by the parties as follows:

1.Purpose. In order to allow the Executive to consider the prospect of a Change in Control (as defined in Section 2(b)) in an objective manner and in consideration of the services rendered and to be rendered by the Executive to the Railroad, the Railroad is willing to provide, subject to the terms of this Agreement, certain severance benefits to protect the Executive from the consequences of a Terminating Event (as defined in Section 2(e)) occurring subsequent to a Change in Control.

2.Definitions.

(a)           “Cause” means any of the following:

(i)           A material breach by the Executive of his/her obligations under this Agreement (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interest of the Railroad and which is not remedied in a reasonable period of time after receipt of notice from the Railroad specifying such breach;

(ii)           The conviction of the Executive for fraud, embezzlement, theft or other act constituting a felony, including a plea of guilty or nolo contendere plea;

(iii)           Insubordination or the willful engaging by the Executive in gross misconduct or the willful violation of Railroad policy which results in material and demonstrable injury to the Railroad; or

(iv)           A material act of dishonesty or breach of trust on the part of the Executive resulting or intending to result directly or indirectly in material gain or enrichment at the expense of the Railroad.

(b)“Change in Control” means: (i) a Takeover Transaction (as defined in Section 2(d)) is effectuated; or (ii) the Railroad commences substantive negotiations with a third party with respect to a Takeover Transaction if within twelve (12) months of the commencement of such negotiations, the Railroad enters into a definitive agreement with respect to a Takeover Transaction with any party with which negotiations were originally commenced; or (iii) any election of directors of the Railroad occurs (whether by the directors then in office or by the shareholders at a meeting or by written consent) where a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the board of directors immediately preceding such election; or (iv) the Railroad effectuates a complete liquidation.

(c)“Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

(d)“Takeover Transaction” means:

(i)The acquisition of voting securities of the Railroad by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than by the Railroad or its subsidiaries or any employee benefit plan (or related trust) of the Railroad or its subsidiaries, which theretofore as of the date hereof did not beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) securities representing 30% or more of the voting power of all outstanding shares of voting securities of the Railroad, if such acquisition results in such individual, entity or group owning securities representing more than 30% of the voting power of all outstanding voting securities of the Railroad; provided, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of voting securities of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Railroad outstanding immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the outstanding voting securities of the Railroad, shall not constitute a Change in Control; or

(ii)The issuance of additional shares of common stock of the Railroad, as applicable, in a single transaction or a series of related transactions if the individuals and entities who were the beneficial owners of the outstanding voting securities of the Railroad, as applicable, immediately prior to such issuance do not, following such issuance, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of all then outstanding voting securities of the Railroad, as applicable; or

(iii)Consummation by the Railroad of (A) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Railroad immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of the outstanding voting securities of the corporation resulting from such a reorganization, merger or consolidation, or (B) the sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Railroad to a party which is not controlled by or under common control with such entity.

(e)           “Terminating Event” means either:

(i)Termination by the Railroad of the Executive’s employment for any reason other than (A) the Executive’s death or disability or (B) for “Cause” (as such term is defined in Section 2(a) hereof); or

(ii)the Executive’s resignation as an employee of the Railroad, other than for reasons of disability, following (A) a significant reduction in the nature or scope of the Executive’s duties, responsibilities, authority and powers from the duties, responsibilities, authority and powers exercised by the Executive immediately prior to the Change in Control; or (B) a greater than 10% reduction in the Executive’s annual base salary or fringe benefits as in effect on the date of the Change in Control; or (C) a material reduction in the kind or level of employee benefits to which the Executive is entitled immediately prior to the Change in Control with the result that the Executive’s overall benefits package is significantly reduced unless such reduction applies generally to all senior executives of the Railroad or its successor; or (D) any requirement by the Railroad or of any Person in control of the Railroad that the location at which the Executive performs the principal duties of the Railroad be outside a radius of 50 miles from the location at which the Executive performed such duties immediately prior to the Change in Control; or (E) the failure of any successor of the Railroad to agree in writing upon terms and conditions of employment with the Executive which are substantially similar to those of the Executive’s employment immediately prior to the Change in Control and which are reasonably satisfactory to the Executive within ninety (90) days following a Change in Control.

3.Payment in Connection With Terminating Event.  If a Terminating Event occurs within two (2) years after a Change in Control (which two (2) year period shall be calculated from the effective date of the Takeover Transaction if the Terminating Event occurs after a Takeover Transaction), the Railroad will pay to the Executive an amount (the “Severance Payment”) equal to two (2) times (or two and one-half times (2½) times if at the time of the Termination Event the Executive has thirty (30) or more years of service with the Railroad and the successor) the Executive’s annual base salary in effect at the time of the Change in Control, which Severance Payment shall be payable in one lump sum within thirty (30) days of the date of termination of the Executive’s employment, or if such Change in Control is governed by clause (ii) of Section 2(b) and the Terminating Event occurs prior to entering into a definitive agreement, upon the entering into of a definitive agreement by the Railroad.  No Severance Payment will be made to the Executive under this Section 3 if the Executive’s employment with the Railroad terminates for any reason prior to a Change in Control (except as may be provided below), or if the Executive’s employment with the Railroad terminates after a Change in Control but such termination or resignation is not a Terminating Event.  In addition, no Severance Payment will be made to the Executive under this Section 3 with respect to a Terminating Event which occurs more than two (2) years after a Change in Control (which two (2) year period shall be calculated from the effective date of the Takeover Transaction if the Terminating Event occurs after a Takeover Transaction).

4.Applicability of Change in Control Provisions.  The provisions of Section 3 shall terminate upon the earliest of (i) the termination by the Railroad of the Executive’s employment for any reason prior to a Change in Control, (ii) the termination of the Executive’s employment by the Railroad after a Change in Control because of death or disability or for Cause, (iii) the Executive’s resignation or termination of employment with the Railroad prior to a Change in Control for any reason other than one that constitutes a Terminating Event under Section 2(e), and (iv) the Executive’s resignation or termination of employment after a Change in Control on or after the second anniversary of the Takeover Transaction or events specified in Sections 2(b)(iii) or (iv).

5.Confidential Information.

(a)The Executive shall hold in a fiduciary capacity for the benefit of the Railroad all material nonpublic information, knowledge or data relating to the Railroad or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Railroad or any of its affiliated companies and which shall not thereafter be or become public knowledge (other than by acts of the Executive in violation of this Agreement).  After termination of the Executive’s employment with the Railroad, the Executive shall not, without the prior written consent of the Railroad or except as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Railroad and those designated by it.

(b)All records, files, memoranda, reports, price lists, customer lists, drawings, designs, proposals, plans, sketches, documents, computer programs, CAD systems, CAM systems disks, computer printouts and the like (together with all copies thereof) relating to the Railroad’s business, which the Executive shall have access to, use, or prepare, or otherwise have in his/her possession in the course of, or as a result of his/her employment hereunder shall, as between the parties hereto, remain the sole property of the Railroad.  The Executive shall use such materials solely for the benefit of the Railroad and shall not divulge any such materials other than in furtherance of the Railroad’s interests.  The Executive hereby agrees that he/she will return all such materials, including copies to the Railroad upon demand, or upon the cessation of his/her employment.

(c)The provisions of this Section shall survive termination of the Agreement for any reason.  The parties acknowledge that any violation of this Section 5 would cause substantial and irreparable harm to the Railroad.  The Railroad shall be entitled to pursue any and all legal and equitable remedies, including, but not limited to, injunctive relief.

6.           Internal Revenue Code Compliance.

(a)           Section 409A of the Code.  It is intended that any payments or benefits provided pursuant to this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (“Section 409A”) provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(5).  Notwithstanding the foregoing, if the Railroad determines that any payment or benefit described in this Agreement constitutes "non-qualified deferred compensation" under Section 409A, and to the extent that such payment or benefit is payable upon Executive's termination of employment, then such payments or benefits shall be payable only upon Executive's "separation from service."  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).  In addition, if at the time of Executive's separation from service Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive's separation from service shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after Executive's separation from service and (ii) Executive's death.  If any such delayed payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  In addition, interest at the Prime Rate as reported in the Wall Street Journal shall be added to any payment that is delayed pursuant to this Section 6(a) for the time period during which such payment was delayed.

(b)           Section 280G.

(i)           Notwithstanding anything to the contrary herein, if it shall be determined that any payment or benefit hereunder or under any other plan or agreement or otherwise (collectively, “Payments”) would constitute an “excess parachute payment” to the Executive within the meaning of Section 280G of the Code, and thus would not be deductible under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax (“280G Tax”), and if and only if the Executive would be in a better after-tax position by reducing the Payments, the amounts payable hereunder shall be reduced to the extent necessary to eliminate any Payments or portion of the Payments from being non-deductible under Section 280G(b)(1) of the Code and thereby not subject to the excise tax imposed by Section 4999 of the Code.  In such case, the Payments shall be reduced so that the total aggregate value of the Payments do not exceed 2.99 times the total value of the Executive’s average annualized includible compensation determined in accordance with Treasury Regulation Section 280G-1 for the preceding five years. If the Railroad determines that the Payments constitute “non-qualified deferred compensation” under Section 409A, any reduction in the Payments required to be made pursuant to this Paragraph 4(a) shall be made first with respect to Payments payable in cash before being made in respect to any Payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration, and in any case, shall be made with respect to such Payments in inverse order of the scheduled dates or times for the payment or provision of such Payments.

(ii)           If any dispute between the Railroad and Executive as to any of the amounts to be determined under Section 6(b)(i), or the method of calculating such amounts, cannot be resolved by Executive and the Railroad, either the Railroad or Executive after giving three (3) days written notice to the other, may refer the dispute to a tax partner in the Boston, Massachusetts office of a firm of independent certified public accountants selected by Executive from a list of three such firms chosen by the Railroad.  Railroad shall provide a list of three such firms within ten (10) days of receiving a request for such designation from Executive. If the Executive fails to make the selection of a firm within ten (10) days of the sending of the list of firms by Railroad, Executive shall be conclusively deemed to have waived any right to dispute the determinations made by the Railroad pursuant to Section 6(b)(i) hereof. The determination of such partner as to the amount to be determined under Section 6(b)(i) and the method of calculating such amounts shall be final and binding on Executive and the Railroad.  The Railroad shall bear the costs of any such determination.

7.           Notices.  All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by generally recognized overnight courier service, telex or telecopy, or certified mail, return receipt requested:

(a)	to the Railroad at:
75 Hammond Street
Worcester, Mass.01610
Attn: General Counsel

(b)           to the Executive at:
[___________]
[___________]

Any such notice or other communication will be considered to have been given (i) on the date of the delivery in person, (ii) on the third day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, (iii) on the first business day following delivery to a commercial overnight courier, or (iv) on the date of facsimile transmission (telecopy) provided that the giver of the notice obtains telephone confirmation of receipt.

8.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  For the avoidance of doubt, in the case of the Railroad, the successors and permitted assigns hereunder shall include, without limitation, any successor-in-interest of the Railroad (whether by merger, liquidation (including successive mergers or liquidations) or otherwise); provided, however, that no such assignment of this Agreement by the Railroad shall serve to relieve the Railroad from any liability to the Executive hereunder.  This Agreement, or any right or interest hereunder, may not be assigned by the Executive.  Notwithstanding the foregoing, the terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 7 any right, remedy or claim under or by reason of this Agreement.

9.           Governing Law/Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.  The parties agree that this Agreement was made and entered into in Massachusetts and each party hereby consents to the jurisdiction of a competent court in Massachusetts to hear any dispute arising out of this Agreement.

10.           Dispute Resolution.  Unless otherwise prohibited by law or specified below, all disputes, claims, and causes of action (including but not limited to any claims of statutory discrimination of any type), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration administered by the American Arbitration Association (“AAA”) under the existing and applicable National Rules for the Resolution of Employment Disputes.  This arbitration shall be held in the Boston, Massachusetts area.  The Railroad and the Executive shall each pay one-half of the costs and expenses of such arbitration and each shall separately pay its counsel fees and expenses.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  Nothing in this Section 10 is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

11. Right to Employment.  This Agreement does not constitute any entitlement to employment by, nor confer on the Executive any right to continue in the employ of, the Railroad or an affiliate of the Railroad nor interfere in any way with the right of the Railroad to determine the terms of, or terminate, the Executive’s employment.

12.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements, written or oral, regarding the subject matter hereof between the parties hereto, including, but not limited to, that certain Change in Control Agreement between Railroad and the Executive, dated __________.  This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

13.           Severability.  If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

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14.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the ____ day of _____________, 2015.

PROVIDENCE AND WORCESTER RAILROAD
COMPANY

By: _______________________________
      Robert H. Eder
      Chairman and Chief Executive Officer

EXECUTIVE

____________________________
[_____________]

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